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                                                                      EXHIBIT 99

PRESS RELEASE
Available for immediate publication
October 2, 2000
Contact: Brad Smith, President & CEO
         Rebecca Levey, SVP/Marketing


                        HERITAGE COMMERCE CORP ANNOUNCES
                  CLOSE OF MERGER WITH WESTERN HOLDINGS BANCORP

San Jose, Monday, October 2, 2000 --- Heritage Commerce Corp announced effective October 1, 2000, the completion of the company's merger with Western Holdings Bancorp, the holding company for Bank of Los Altos.

Under the terms of the merger agreement, Western Holdings Bancorp shareholders will receive 1.2264 shares of Heritage Commerce Corp common stock for each share of Western Holdings Bancorp common stock. The merger will be accounted for as a pooling of interests.

Based on a pro forma consolidated financial statement as of June 30, 2000, Heritage Commerce Corp will have a total assets of approximately $814.3 million, total shareholders' equity of approximately $60.3 million, total loans of approximately $521.5 million and total deposits of approximately $737.2 million.

"We are very pleased that this merger has proceeded so smoothly," said Brad Smith, Chairman & CEO of the company, "This reflects the complementary nature of Heritage and Bank of Los Altos. Because of our similarities, we expect to make quick progress in bringing the two organizations together."

With the addition of Bank of Los Altos, Heritage Commerce Corp now has 4 subsidiary community banks including Heritage Bank East Bay in Fremont with a branch in Danville, Heritage Bank South Valley in Morgan Hill, and Heritage Bank of Commerce headquartered in San Jose with a Loan Production office in Santa Cruz. Bank of Los Altos has two locations in Los Altos and an office in Mt. View.

"Heritage and Bank of Los Altos are committed to our clients' financial success. During the next few months, the two banks will initiate products and services built upon our combined expertise and innovation." Said Smith.

Heritage Commerce Corp, a bank holding company established February 17, 1998 is listed on the NASDAQ National Market under the symbol "HTBK."



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                      FORWARD LOOKING STATEMENT DISCLAIMER

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.




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